EXHIBIT 99.1

EveryWare Global, Inc. Announces Second Quarter 2014 and Year to Date June 30, 2014 Financial Results

Lancaster, OH - August 14, 2014 -- EveryWare Global, Inc. (“EveryWare” or the “Company”) (Nasdaq: EVRY), announced today financial results for the three and six months ended June 30, 2014. Led by the iconic Oneida and Anchor Hocking brands, EveryWare is a leading marketer of tabletop and food preparation products for the consumer and foodservice markets.
Second Quarter Highlights:

•	Second quarter net revenue was $99.8 million, a decrease of $1.1 million or 1.0% from the prior year period.

•	As of July 21, 2014, EveryWare restarted two out of three furnaces at its Lancaster, Ohio facility and all production lines at its Monaca, Pennsylvania facility.

•
Cash flow from operating activities improved by approximately $30.1 million from the prior year period, primarily due to a reduction in inventory resulting from the Company’s efforts to right size manufacturing capacity and tightly manage working capital.

•	On July 30, 2014, the Company received a new equity investment of $20.0 million and amended its Term Loan Agreement and ABL Facility.
Sam Solomon, Chief Executive Officer of EveryWare stated, “We resolved our liquidity and covenant issues and right sized our manufacturing capacity. Now we are focused on operational initiatives and providing excellent service to our customers. Our operational improvements will take time to produce results, but we believe they will deliver earnings and cash flow growth over the long-term. I look forward to the opportunities ahead.”
Financial Results for the Three Months Ended June 30, 2014:
Total revenue for the three months ended June 30, 2014, decreased $1.1 million, or 1.0% to $99.8 million. The decrease in revenue is primarily attributable to a $4.9 million decline in foodservice segment revenues and a $2.5 million decline in consumer segment revenues, which was partially offset by an increase in our specialty and international segment revenues of $3.1 million and $3.3 million, respectively. The sales decline was driven by our decision to temporarily close our two U.S. manufacturing facilities to preserve cash and right size inventory, lower order fulfillment rates and our decision not to pursue lower margin business. Furthermore, within our consumer and specialty segments, some of the sales decline was partially offset by an acceleration of other customer orders that were filled with available inventory. The increase in our international segment was driven by our Metalrax acquisition.
Cost of sales increased $15.4 million, or 21.2% to $88.1 million for the three months ended June 30, 2014. The increase is primarily due to $9.1 million of lower overhead absorption resulting from substantially lower production levels as a result of the facility shut down, and to a lesser degree, higher inventory write-downs, higher employee benefit costs, and the impact of our Metalrax acquisition. Gross margin as percentage of total revenue was 11.7% for the three months ended June 30, 2014, as compared to 27.9% for the three months ended June 30, 2013. The change in gross margin rate was primarily due to lower overhead absorption resulting from substantially lower production levels, higher factory costs, and the mix of sales by segment for the year. Net sales grew in our specialty and international segment, which typically generate lower margin rates than our foodservice segment.
Total operating expenses for the three months ended June 30, 2014, increased $16.1 million, or 88.3%, to $34.3 million. The increase was primarily the result of of higher consulting and legal fees to assist in the development of cost savings and restructuring initiatives, including the negotiation of the amendment of our Term Loan and ABL Facilities, long-lived and intangible asset impairment charges, and costs associated with our Metalrax’s operations, which was acquired during the second quarter of 2013.
EBITDA for the three months ended June 30, 2014, decreased $31.1 million to a loss of $17.3 million. The decrease in EBITDA was primarily due to lower overhead absorption resulting from substantially lower production levels, the margin impact on the decrease in revenues, higher operating expenses resulting from consulting and restructuring activities, and long-lived and intangible asset impairment charges as discussed above. For a reconciliation of EBITDA to net income, see the financial data at the end of this release.
Net loss increased $24.7 million to $26.9 million for the three months ended June 30, 2014. After adjusting for the long-lived and intangible assets impairment, restructuring costs and other items described in the reconciliation of Adjusted Net (Loss) Income, for the three months ended June 30, 2014, Adjusted Net Loss would have been $19.4 million and Adjusted Net Loss per share would have been $0.95 per share.
For purposes of computing loss per share for the three months ended June 30, 2014, common shares of 20.6 million, representing the weighted average share count for the second quarter, were used. Actual common shares outstanding as of June 30, 2014, were 20.6 million.
Liquidity Overview:
Net cash provided operating activities was $13.9 million compared to net cash used in operating activities of $16.2 million for the three months ended June 30, 2014 and 2013, respectively. Cash provided by operating activities improved by approximately $30.1 million from the prior year period, primarily due to a reduction in inventory resulting from our efforts to right size manufacturing capacity and tightly manage working capital. As of June 30, 2014 and 2013, inventory balances were $101.5 million and $133.6 million, respectively.
On July 30, 2014, we announced that we amended our Term Loan Agreement and ABL Facility, along with entering into a Securities Purchase Agreement with Monomoy Capital Partners (“Monomoy”), whereby Monomoy agreed to invest $20.0 million in return for our Series A Senior Redeemable Preferred Stock with a liquidation preference of $21.2 million and warrants to purchase 4,438,004 shares of the Company’s common stock.
The Term Loan Amendment provides for, among other things, a waiver of the events of default that occurred as a result of the Borrowers’ failure to comply with the consolidated leverage ratio and interest coverage ratio covenants for the fiscal quarters ended March 31, 2014 and June 30, 2014, revised financial covenants through the life of the term loan, a 50 basis point amendment fee and an increase in the term loan interest rate by 200 basis points (25 basis points payable in cash on a monthly basis and 175 basis points payable in kind on a quarterly basis). The Term Loan Amendment also provides that the financial covenants contained in the Term Loan will not be measured until March 31, 2015. In addition, the Term Loan Amendment provides for the issuance of warrants to purchase an aggregate of 2,958,670 shares of the Company’s common stock with an exercise price of $0.01 per share to the lenders under the Term Loan Agreement.
The ABL Amendment provides for, among other things, an increase in the maximum revolver amount available under the ABL Facility from $55.0 million to $60.0 million. On July 31, 2014, upon completion of the new equity investment and credit agreement amendments, we had borrowings of $14.6 million and availability of $22.3 million under the ABL Facility.
Specific terms of the transactions, can be found in the Form 8-K that the Company filed with the Securities and Exchange Commission on July 31, 2014.
Conference Call:
EveryWare will host a conference call to discuss financial results for the three and six months ended June 30, 2014, on Friday, August 15, 2014 at 8:30 AM EDT.
Participating on the call will be EveryWare’s Chief Executive Officer, Sam Solomon, and Chief Financial Officer, Bernard Peters.
To access the call please dial (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. The conference call I.D. number is 84677931. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.
A replay of the call can be accessed through August 21, 2014 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 84677931.
This call will also be available as a live webcast which can be accessed at EveryWare’s Investor Relations Website at http://investors.everywareglobal.com/.

About EveryWare
EveryWare (Nasdaq: EVRY) is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012. Additional information can be found on EveryWare’s Investor Relations Website: http://investors.everywareglobal.com/.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, covenant compliance, liquidity and other characterizations of future events or circumstances are forward-looking statements.
Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason. For a description of the risks, uncertainties, and assumptions that may impact our actual results or performance, see the Company’s Annual Report on Form 10-K for 2013, filed with the Securities and Exchange Commission, as it may be updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
Contacts:

Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

Erica Bartsch
Sloane & Company
(212) 446-1875
ebartsch@sloanepr.com

Note to financial results:

On May 21, 2013, EveryWare Global, Inc. consummated a business combination with ROI Acquisition Corp. in which EveryWare Global, Inc. became a wholly-owned subsidiary of ROI Acquisition Corp. In connection with the closing of the Business Combination, ROI Acquisition Corp. changed its name from ROI Acquisition Corp. to EveryWare Global, Inc. EveryWare is considered to be the acquirer for accounting purposes because it obtained control of ROI Acquisition Corp. Accordingly, the business combination does not constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standard Codification 805, “Business Combinations,” or ASC 805. As a result, the assets and liabilities of EveryWare Global, Inc. and ROI Acquisition Corp. are carried at historical cost and there is no step-up in basis or any intangible assets or goodwill as a result of the business combination.

EveryWare Global, Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues:
Net sales	$98,179	$99,236	$191,425	$196,967
Licensing fees	1,615	1,613	3,211	3,222
Total revenues	99,794	100,849	194,636	200,189
Cost of sales	88,144	72,706	169,128	146,211
Gross margin	11,650	28,143	25,508	53,978
Operating expenses:
Selling, distribution and administrative expenses	29,139	18,331	54,485	38,859
Restructuring expense	95	(120)	191	(120)
Loss (gain) on disposal of assets	180	(4)	180	(4)
Long-lived asset impairment	1,659	—	2,231	—
Goodwill, intangible asset impairment	3,216	—	3,216	—
Total operating expenses	34,289	18,207	60,303	38,735
(Loss) income from operations	(22,639)	9,936	(34,795)	15,243
Other (income) expense, net	(428)	149	(443)	218
Interest expense	5,607	12,649	11,168	16,788
Loss before income taxes	(27,818)	(2,862)	(45,520)	(1,763)
Income tax (benefit) expense	(901)	(662)	19,773	240
Net loss	(26,917)	(2,200)	(65,293)	(2,003)
Less: Non-controlling interest in subsidiary’s loss	(19)	—	(56)	—
Net loss attributable to common stockholders	$(26,898)	$(2,200)	$(65,237)	$(2,003)

Loss per common share:
Basic	$(1.31)	$(0.15)	$(3.17)	$(0.15)
Diluted	$(1.31)	$(0.15)	$(3.17)	$(0.15)

Weighted average shares outstanding:
Basic	20,559	14,741	20,554	13,473
Diluted	20,559	14,741	20,554	13,473

Segment Results:

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands, unaudited)	2014	2013	2014	2013
Net sales
Consumer	$27,853	$30,323	$60,440	$65,067
Foodservice	29,386	34,299	54,712	65,078
Specialty	28,496	25,424	51,646	48,826
International	12,444	9,190	24,627	17,996
Total segment net sales	98,179	99,236	191,425	196,967
License fees	1,615	1,613	3,211	3,222
Total Revenues	$99,794	$100,849	$194,636	$200,189

Segment contribution before unallocated costs
Consumer	5,150	3,748	9,359	7,170
Foodservice	6,847	9,017	12,794	16,833
Specialty	5,546	3,591	8,741	6,681
International	(338)	340	(205)	1,059
Total segment contribution	$17,205	$16,696	$30,689	$31,743

EveryWare Global, Inc.
Condensed Consolidated Balance Sheet
(dollars in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash	$4,346	$3,240
Trade accounts receivable, net	40,653	55,402
Other accounts and notes receivable	8,412	5,396
Inventories	101,518	126,473
Assets held for sale	425	2,000
Income taxes receivable	499	563
Deferred tax asset	—	5,622
Other current assets	8,396	6,127
Total current assets	164,249	204,823
Property, plant and equipment, net	50,516	54,906
Goodwill	8,452	8,559
Other intangible assets	43,658	48,913
Deferred tax asset	—	14,717
Other assets	7,464	8,248
Total assets	$274,339	$340,166

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Short-term debt	$5,847	$7,802
Accounts payable	50,790	56,618
Accrued liabilities	27,570	28,043
Income taxes payable	45	155
Accrued pension	2,001	2,001
Current portion of long-term debt	2,841	2,972
Other current liabilities	—	104
Total current liabilities	89,094	97,695
Revolver	26,584	15,635
Long-term debt	245,299	246,849
Pension and other post-retirement benefits	2,323	2,746
Income taxes payable	454	454
Deferred income taxes	9,254	9,819
Deferred gain on sale / leaseback	14,936	15,496
Other liabilities	12,700	12,880
Total liabilities	400,644	401,574

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	742	641
Retained deficit	(128,998)	(63,761)
Accumulated other comprehensive income	2,022	1,727
Total EveryWare stockholders’ deficit	(126,232)	(61,391)
Non-controlling interest	(73)	(17)
Total stockholders’ deficit	(126,305)	(61,408)
Total liabilities and stockholders’ deficit	$274,339	$340,166

EveryWare Global, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
(Amounts in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(26,917)	$(2,200)	$(65,293)	$(2,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	161	39	101	78
Depreciation and amortization	4,886	3,982	9,298	7,871
Amortization of deferred gain on sale-leaseback	(280)	(280)	(560)	(560)
Noncash amortization of debt financing costs	378	443	756	917
Allowance for doubtful accounts	5	8	58	(27)
Allowance for inventory valuation	147	(159)	(845)	(571)
Loss on early extinguishment of debt	—	6,598	—	6,598
Pension and other post-retirement plan contributions	160	(49)	107	(98)
Loss (gain) on disposal of assets	180	(4)	180	(4)
Deferred income tax expense	(924)	(1,393)	19,759	(111)
Long-lived asset impairment	1,659	—	2,231	—
Goodwill and intangible asset impairment	3,216	—	3,216	—
Changes in other operating items:
Accounts receivable	4,324	1,611	12,056	(1,826)
Inventories	23,654	(15,319)	26,172	(24,842)
Other Assets	(1,566)	(9,978)	(2,139)	(10,241)
Accounts payable	4,651	2,274	(6,099)	378
Accrued liabilities	657	(101)	(672)	(2,474)
Other liabilities	(514)	(1,716)	(828)	(2,317)
Net cash used in operating activities	13,877	(16,244)	(2,502)	(29,232)
CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,143)	(2,981)	(3,608)	(5,459)
Proceeds from disposal/sale of property, plant and equipment	110	—	110	—
Acquisition payments, net of cash received	—	(3,470)	—	(3,470)
Other investing activities, net	—	(285)	—	(377)
Net cash used in investing activities	(1,033)	(6,736)	(3,498)	(9,306)
CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from (repayments) borrowings of short term debt	(1,276)	45	(2,168)	281
Net proceeds from borrowings (repayments) under revolving credit facility	(8,709)	(33,003)	10,950	(8,294)
Net proceeds from long term debt	—	250,000	—	250,000
Net repayments of long term debt	(624)	(134,431)	(1,550)	(145,249)
Cash paid to EveryWare stockholders	—	(90,000)	—	(90,000)
Redemption of warrants	—	(5,838)	—	(5,838)
Redemption of ROI shares	—	(46,741)	—	(46,741)
Cash from ROI trust	—	75,173	—	75,173
Proceeds from the issuance of common stock, net	—	16,500	—	16,500
Equity issuance costs	—	(9,137)	—	(9,137)
Net cash provided by financing activities	(10,609)	22,568	7,232	36,695
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH	(300)	76	(126)	(270)
NET INCREASE (DECREASE) IN CASH	1,935	(336)	1,106	(2,113)
CASH:
Beginning of period	2,411	895	3,240	2,672
End of period	$4,346	$559	$4,346	$559

Non-GAAP Measures:
In accordance with the SEC’s Regulation G, the financial tables included herein provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. EveryWare believes EBITDA, Adjusted EBITDA and Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share provide supplemental non-GAAP financial information that is useful to investors in understanding EveryWare’s core business and trends. In addition, EBITDA and Adjusted EBITDA are the basis on which EveryWare’s management assesses performance. Although EveryWare believes that the non-GAAP financial measures presented enhance investors’ understanding of EveryWare’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
EBITDA Reconciliation:

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands, unaudited)	2014	2013	2014	2013
Net loss attributable to common stockholders	$(26,898)	$(2,200)	$(65,237)	$(2,003)
Interest expense	5,607	12,649	11,168	16,788
Income tax (benefit) expense	(901)	(662)	19,773	240
Depreciation and amortization	4,886	3,982	9,298	7,871
EBITDA	(17,306)	13,769	(24,998)	22,896
Restructuring charges/severance & termination payments (a)	6,609	413	9,643	645
Acquisition/merger-related transaction fees (b)	65	625	177	1,232
Inventory write-down (c)	2,986	395	3,409	657
Long-lived and intangible asset impairments (d)	4,875	—	5,447	—
Other (e)	(24)	363	128	788
Adjusted EBITDA (f)	$(2,795)	$15,565	$(6,194)	$26,218
EBITDA is defined as net income (loss) attributable to common stockholders before interest, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus certain restructuring expenses; including severance and termination-related payments; certain acquisition/merger-related transaction fees; inventory adjustments; certain other adjustments for non-recurring asset impairments and other items that management believes are not representative of our core operating performance.

(a)
Includes restructuring expenses and various professional, consulting and business advisory services in connection with the identification and implementation of synergies and cost improvements. For the three and six months ended June 30, 2014, adjustments consisted of (i) $0.4 million and $ 2.6 million of severance and termination-related payments, (ii) $0.2 million and $0.5 million of restructuring costs related to the closure of our regional office in Oneida, New York, and a smaller satellite office in Melville, New York, and (iii) $6.0 million and $6.5 million in professional, consulting and business advisory services in connection with the development of cost savings and restructuring initiatives, including the negotiation of the amendment of our Term Loan and ABL Facility, respectively. For the three and six months ended June 30, 2013, adjustments consisted of $0.4 million and $0.6 million related to severance costs, respectively.

(b)	Represents fees, costs, and expenses incurred in connection with permitted acquisitions or potential permitted acquisitions.

(c)	Represents adjustments for FIFO inventory valuations, lower-of-cost-or-market valuations and changes in the obsolete inventory reserve, which is a component of cost of sales.

(d)
Represents non-recurring asset impairments. During the three months ended June 30, 2014 we recorded $1.7 million impairment relating to the write-down of our Oneida, NY office building and $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses. During the six months ended June 30, 2014, we recorded impairments consisting of (i) $0.6 million in long-lived asset impairment relating to the write-down of manufacturing equipment no longer in use, (ii) $1.7 million impairment relating to the write-down of our Oneida, NY office building, and (iii) $3.2 million relating to write-down of certain goodwill and intangible tradename and tradename licenses.

(e)	Primarily represents foreign exchange gains and losses and non-cash compensation expense.

(f)	Excludes pro forma adjustments presented in the Proxy Statement filed by ROI Acquisition Corp. with the SEC on April 29, 2013.

Adjusted Net (Loss) Income Reconciliation:

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands, unaudited)	2014	2013	2014	2013
Net loss attributable to common stockholders	$(26,898)	$(2,200)	$(65,237)	$(2,003)
Adjustments:
Restructuring charges/severance & termination payments (a)	6,609	413	9,643	645
Acquisition/merger-related transaction fees (a)	65	625	177	1,232
Inventory write-down (a)	2,986	395	3,409	657
Long-lived and intangible asset impairments (a)	4,875	—	5,447	—
Other (a)	(24)	363	128	788
Total adjustments	14,511	9,630	18,804	11,156
Tax effect	5,819	3,789	7,536	4,226
Income tax valuation allowance adjustment (b)	(1,242)	—	19,456	—
Tax effected impact of adjustments	7,450	5,841	30,724	6,930
Adjusted net (loss) income	$(19,448)	$3,641	$(34,513)	$4,927

(a)	See Adjusted EBITDA Reconciliation.

(b)
The tax benefit recognized was due primarily to the reduction in the deferred tax liabilities associated with our intangible asset impairments for the quarter. For the six months ended June 30, 2014, the tax expense recognized represents the valuation allowances against our U.S. net deferred tax assets and the tax benefit associated with our intangible asset impairment.